SERIES B CONVERTIBLE PREFERRED STOCK

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Preferred Stock or portion thereof)

The undersigned hereby irrevocably elects to convert 1896400 shares of Series B Convertible Preferred Stock represented by Certificate No. [to be issued] into shares of Common Stock, Par Value $0.001 per share (the "Common Stock"), of American Rebel Holdings, Inc. (the "Company") as of the Date of Conversion (which shall be the date of receipt by facsimile by the Company of this Notice of Conversion).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration under the Securities Act or in compliance with an exemption from registration under the Securities Act.

Print below how the stock certificate is to be made out:

Peter L. Clark

(Print or type other person's name, address and zip code)

Conversion Calculations:

Date of Conversion

$0.07
Applicable Conversion Price

Total Number of Common Shares to be Issued (1 share of Preferred Stock converts into 100 shares of Common Stock)

Dated 8 · 5 · 21

Print name of individual owner, custodian, corporation, trustee

[signature]
Signature of individual owner, authorized person, trustee

Print name of co-owner, authorized person, co-trustee, if required by trust instrument

Signature of co-owner, authorized person, co-trustee if required by trust instrument